Exhibit 99.1

Contact:	Janie Maddox
Post Properties, Inc.
(404) 846-5056
Post Properties Announces Third Quarter 2007 Earnings
Investor/Analyst Conference Call Scheduled for October 30, 2007 at 10:00 a.m. ET
ATLANTA, October 29, 2007 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $9.1 million for the third quarter of 2007, compared to $33.9 million for the third quarter of 2006. On a diluted per share basis, net income available to common shareholders was $0.21 for the third quarter of 2007, compared to $0.77 for the third quarter of 2006. Net income available to common shareholders was $93.7 million for the nine months ended September 30, 2007, compared to $48.9 million for the nine months ended September 30, 2006. On a diluted per share basis, net income available to common shareholders was $2.12 and $1.13 for the nine months ended September 30, 2007 and 2006, respectively. The Company’s reported net income for the nine months ended September 30, 2007 included a net gain on the sale of an apartment community in the first quarter of approximately $16.7 million, as well as gains of approximately $55.3 million on the sale of a 75% interest in two apartment communities converted to joint venture ownership in the second quarter.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the third quarter of 2007 totaled $23.9 million, or $0.53 per diluted share, compared to $20.8 million, or $0.47 per diluted share, for the third quarter of 2006. The Company’s reported FFO for the third quarter of 2007 included a decrease in compensation expense of approximately $0.9 million, or $0.02 per diluted share, related to a variable compensation plan, which was not included in the Company’s previous earnings guidance. This decrease in variable compensation expense effectively offsets an increase in such expense incurred during the second quarter of 2007.
FFO for the nine months ended September 30, 2007 totaled $66.7 million, or $1.49 per diluted share, compared to $62.9 million, or $1.42 per diluted share, for the nine months ended September 30, 2006. The Company’s reported FFO for the nine months ended September 30, 2007 included net gains of approximately $3.9 million, or $0.09 per diluted share, on the sale of land sites in Atlanta, Georgia and Dallas, Texas. The Company’s reported FFO for the nine months ended September 30, 2006 included approximately $1.7 million, or $0.04 per diluted share, of non-cash other income related to the mark-to-market of an ineffective interest rate swap prior to its termination.
David Stockert, CEO and President of Post Properties, said, “Results for the third quarter exceeded our expectations. We increased apartment revenues, on a same-store basis, through a combination of higher rents and occupancy. Despite conditions in the housing market, we also achieved our targets for condominium sales, closing 84 condominium units with gross revenues totaling more than $30 million.”
Mature (Same Store) Community Data
For the third quarter of 2007, average economic occupancy at the Company’s 43 mature (same store) communities, containing 16,308 apartment units, was 95.4%, compared to 94.8% for the third quarter of 2006.
Total revenues for the mature communities increased 4.7% during the third quarter of 2007, compared to the third quarter of 2006, and operating expenses increased 4.8%, producing a 4.6% increase in same store net operating income (“NOI”), or $1.7 million. The average monthly rental rate per unit increased 4.2% during the third quarter of 2007, compared to the third quarter of 2006. Property tax and insurance expenses accounted for a majority of the increase in operating expenses.
On a sequential basis, total revenues and operating expenses for the mature communities increased 2.6% and 3.5%, respectively, producing a 2.0% increase in same store NOI for the third quarter of 2007, compared to the second quarter of 2007, or $0.8 million. On a sequential basis, the average monthly rental rate per unit increased 1.2%. Utility and maintenance expenses accounted for a majority of the sequential increase in operating expenses. For the third quarter of 2007, average economic occupancy at the mature communities was 95.4%, compared to 94.3% for the second quarter of 2007.

For the nine months ended September 30, 2007, average economic occupancy at the Company’s mature communities was 94.6% compared to 95.1% for the nine months ended September 30, 2006.
Total revenues for the mature communities increased 4.8% during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, and operating expenses increased 4.7%, producing a 4.9% increase in same store NOI, or $5.2 million. The average monthly rental rate per unit increased 5.6% during the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Development, Acquisitions, Dispositions and Other Investment Activity
Development and Acquisition Activity
In July 2007, the Company and its venture partners commenced construction of a 34-story mixed-use development in the Buckhead submarket of Atlanta, Georgia. The project will contain approximately 411,000 square feet of office space, approximately 14,000 square feet of restaurant and retail space and 137 luxury condominium residences with a total of approximately 250,000 square feet in Atlanta, Georgia. The residential portion of this project is being developed in a 50-50 joint venture by the Company and Novare, an Atlanta-based condominium developer. The Residences at 3630 Peachtree™ will start on the 18th floor, which is also the amenity level, and will have unobstructed views of the downtown Atlanta and Buckhead skylines. The office portion of the project is being developed by two leading office developers. The Company’s proportionate share of the investment in this venture is currently expected to be approximately $53.1 million (including approximately $5.5 million of land and infrastructure costs relating to a second residential tower expected to be developed in the future).
In July 2007, the Company also announced the development of Post Walk® at Citrus Park Village, a 296-unit resort-style garden apartment community located on an approximately 18-acre site in Tampa, Florida. The Company’s total investment in this project is currently expected to be approximately $41.4 million.
In July 2007, the Company acquired a site in Austin, Texas for a total investment of approximately $6.4 million. This approximately 3-acre site, located approximately one mile south of Town Lake and the Austin central business district, is expected to be redeveloped by the Company to include approximately 280 apartment units and approximately 10,000 square feet of retail amenities. This site currently contains an older apartment community which is expected to be demolished as part of the Company’s development plan.
In August 2007, the Company acquired Post Lake® at Baldwin Park, a 350-unit apartment community located in the master-planned Baldwin Park community in Orlando, Florida, for a total investment of approximately $74.0 million. The new community was completed in phases, with the first phase built in 2004 and the second phase completed in 2007 and currently in lease-up. The Company also acquired an approximately 13-acre site with entitlements in Baldwin Park in a separate transaction for future residential development for a total investment of approximately $29.0 million. This site is expected to be developed by the Company to ultimately include 410 residential units with a first phase of 286 apartment units. These acquisitions were initially funded from the Company’s unsecured line of credit and are expected to be funded in substantial part from the sales of two operating properties, consisting of 625 units in Atlanta, Georgia, which have an average age of approximately 18 years, and an historic operating property, consisting of 143 units in Dallas, Texas, all as part of a reverse tax-deferred exchange in late 2007 or early 2008. There can be no assurance that these asset sales will close or that the tax objectives will be achieved.
In August 2007, the Company acquired an approximately 124-acre site located in Raleigh, North Carolina. The site is located between the Research Triangle Park, the rapidly growing Cary, North Carolina submarket and downtown Raleigh and was originally owned by North Carolina State University. The Company acquired the site for a total investment of approximately $30.5 million. This site is expected to be developed by the Company to ultimately include up to 1,300 residential units and up to 150,000 square feet of retail space when it is completed. The Company also expects to sell an approximately 41-acre parcel of the site for future use as single-family housing.
The Company today announced the start of construction of Post Frisco Bridges™, a new mixed-use community in Frisco,

Texas. Located just off the Dallas North Tollway, the development will consist of 269 luxury apartments and approximately 29,000 square feet of retail space in its first phase. Post Frisco Bridges™ will be situated on an approximately 11-acre site within the master-planned Sierra Frisco development. The Company’s total investment in this project is currently expected to be approximately $41.3 million. In a later phase, Post Frisco Bridges™ is expected to include an additional 381 apartment homes and approximately 20,000 square feet of additional retail space.
As of September 30, 2007, the Company’s aggregate pipeline of development projects under construction totaled approximately $435.9 million (including the Company’s share of $385.0 million). The Company also owns land for which it is in pre-development with respect to approximately 2,761 rental apartment units, approximately 238 for-sale condominium units and approximately 152,900 square feet of retail amenities. Total projected future development costs of this pre-development pipeline are estimated to be approximately $750 million and construction of these projects is generally expected to commence by the end of 2008. There can be no assurance that projects in pre-development will commence construction on the projected timeline or at all or that actual pre-development costs will approximate estimated costs. In certain situations, the Company expects to initiate a pre-sale program for for-sale condominium projects before it commences construction.
Apartment Community Renovation Program
The Company is currently undertaking substantial renovations and improvements of two of its apartment communities, containing 890 units, located in Atlanta, Georgia and Dallas, Texas. The Company believes that the long-term value of these two communities will be enhanced as a result of the renovations; however, operating results at these two communities have been and will continue to be affected negatively by increased vacancy during the renovation period. As of September 30, 2007, the renovation of Post Worthington™ consisting of 332 units in Dallas, Texas was complete and 426 units (76%) at Post Chastain® in Atlanta, Georgia had been completed.
Condominium Activity
During the third quarter of 2007, the Company was converting two apartment communities, initially consisting of 349 units, to condominiums through a taxable REIT subsidiary. For the three months ended September 30, 2007, the Company closed the sales of 27 units for aggregate gross sales revenues of approximately $6.7 million. In the aggregate, as of October 22, 2007, the Company has closed the sales of 216 (62%) of the units in these two condominium conversions and placed another 7 units under contract. The Company also completed the sell-out of The Peachtree Residences™ project in Atlanta, Georgia during the third quarter of 2007.
The Company is also currently developing three condominium communities, containing 367 units, located in Alexandria, Virginia, Dallas, Texas and Atlanta, Georgia. Of those units, 13 were under contract and 75 units (52%) had closed as of October 22, 2007 at the Alexandria, Virginia development, and 10 were under contract and 20 units (24%) had closed as of October 22, 2007 at the Dallas, Texas development. For the three months ended September 30, 2007, the Company closed the sales of 56 units at its Alexandria, Virginia and Dallas, Texas communities for aggregate gross sales revenues of approximately $23.8 million.
There can be no assurance that condominium units under contract at any of the Company’s condominium conversion or development communities will close.
The Company recognized approximately $2.9 million, or $0.06 per diluted share, of incremental gains on condominium sales, net of minority interest, in FFO during the third quarter of 2007, compared to net losses of approximately $0.8 million, or $0.02 per diluted share, during the third quarter of 2006. For the nine months ended September 30, 2007 and 2006, the Company recognized $5.4 million, or $0.12 per diluted share, and $1.2 million, or $0.03 per diluted share, respectively, of incremental gains on condominium sales, net of minority interest, in FFO.
The Company reports condominium gains (losses) in its consolidated statement of operations in the captions titled gains (losses) on sales of real estate assets in continuing and discontinued operations and in equity in income of unconsolidated real estate entities.

Financing Activity
In July 2007, the Company repaid $83 million of secured debt with funds drawn from its unsecured line of credit. The weighted average interest rate on the debt repaid was approximately 7.2%.
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 43.4% at September 30, 2007, and variable rate debt as a percentage of total debt was 25.1% as of that same date. As of September 30, 2007, the Company had outstanding borrowings of approximately $258.6 million on its combined $480 million unsecured lines of credit.
Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.
Fourth Quarter 2007 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of the apartment market, the for-sale condominium market and general economic conditions as well as litigation and other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
For the fourth quarter of 2007, the Company expects that net income available to common shareholders will be in the range of $0.12 to $0.16 per diluted share (excluding gains, if any, on sales of apartment assets) and that FFO will be in the range of approximately $0.46 to $0.49 per diluted share. A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the fourth quarter of 2007 is included in the financial data (Table 5) accompanying this press release.
The estimates of per share FFO for the fourth quarter of 2007 are based on the following assumptions:
•	An expected increase in same store NOI of 2.7% to 3.8%, compared to the fourth quarter of 2006, based on:
–	An increase in same store revenue of 4.8% to 5.3%

–	An increase in same store operating expenses of 7.9% to 8.5%. The increase reflects the unfavorable comparison in operating expenses to 2006 due to favorable accrual adjustments for property taxes that were recorded in the fourth quarter of 2006.
•	Sequentially, an expected increase in same store NOI of 2.1% to 3.2%, compared to the third quarter of 2007 based on:
–	An increase (decrease) in same store revenue of (0.2%) to 0.3%

–	An decrease in same store operating expenses of 3.8% to 4.4%
•	Gains from condominium sales, net of provision for income taxes and minority interest, of approximately $0.00 to $0.01 per diluted share

•	In the aggregate, general and administrative, investment and development costs (net of amounts capitalized to development projects) and property management expenses that are expected to be relatively flat in the fourth quarter of 2007, compared to the third quarter of 2007, excluding the quarter-over-quarter impact of variable compensation plan expense of approximately $0.9 million discussed above.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.

Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 23 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the non-cash impact of straight-line, long-term ground lease expense and other income related to the mark-to-market of an interest rate swap arrangement. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO. Prior period amounts have been conformed to the current period presentation.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, October 30, at 10:00 a.m. ET. The telephone numbers are 888-740-6138 for US and Canada callers and 913-312-0388 for international callers. The access code is 8364216. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under investor relations/events calendar. The replay will begin at 1:00 p.m. ET on October 30, and will be available until Tuesday, November 6, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 8364216. A replay of the call also will be archived on Post’s website under investor relations/audio archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 35 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,478 apartment homes in 63 communities, including 1,351 apartment units in four communities held in unconsolidated entities, 1,746 apartment units in five communities (and the expansion of one community) currently under construction and/or in lease-up. The Company is also developing 367 for-sale condominium homes in three communities (including 137 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.

Forward Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ending December 31, 2007 (including the Company’s assumptions for such performance and expected levels of costs and expenses to be incurred), anticipated condominium conversion and anticipated development and sales activities, including the Company’s estimated condominium profits, and the anticipated impact of proposed renovations and improvements. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2006; future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring us to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code.  Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2006 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
OPERATING DATA
Revenues from continuing operations	$78,011	$74,709	$229,436	$217,015
Net income available to common shareholders	$9,140	$33,892	$93,729	$48,858
Funds from operations available to common shareholders and unitholders (Table 1)	$23,875	$20,833	$66,669	$62,930

Weighted average shares outstanding — diluted	44,101	43,955	44,166	43,387
Weighted average shares and units outstanding — diluted	44,709	44,663	44,801	44,263

PER COMMON SHARE DATA — DILUTED
Net income available to common shareholders	$0.21	$0.77	$2.12	$1.13

Funds from operations available to common shareholders and unitholders (Table 1)	$0.53	$0.47	$1.49	$1.42

Dividends declared	$0.45	$0.45	$1.35	$1.35

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income available to common shareholders	$9,140	$33,892	$93,729	$48,858
Minority interest of common unitholders — continuing operations	91	80	1,072	344
Minority interest in discontinued operations	16	584	297	658
Depreciation on wholly-owned real estate assets, net	16,306	16,673	49,319	49,930
Depreciation on real estate assets held in unconsolidated entities	322	229	822	679
Gains on sales of real estate assets	(5,372)	(29,678)	(85,031)	(38,480)
Incremental gains (losses) on condominium sales (1)	3,376	(820)	6,540	1,232
Losses (gains) on sales of real estate assets — unconsolidated entities	(8)	(174)	(171)	(247)
Incremental gains (losses) on condominium sales — unconsolidated entities (1)	4	47	92	(44)

Funds from operations available to common shareholders and unitholders	$23,875	$20,833	$66,669	$62,930

Funds from operations — per share and unit — diluted	$0.53	$0.47	$1.49	$1.42

Weighted average shares and units outstanding — diluted	44,709	44,663	44,801	44,263

(1)	For conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP. See the table entitled “Summary of Condominium Projects” on page 17 of the Supplemental Financial Data for further detail.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Nine months ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2007	2006	2007	2007	2006
Total same store NOI	$38,166	$36,488	$37,415	$112,635	$107,410
Property NOI from other operating segments	3,960	3,347	2,802	9,990	9,324

Consolidated property NOI	42,126	39,835	40,217	122,625	116,734

Add (subtract):
Interest income	189	400	213	652	982
Other revenues	171	49	128	416	200
Minority interest in consolidated property partnerships	(585)	(85)	(811)	(1,416)	(177)
Depreciation	(16,638)	(16,554)	(16,643)	(49,910)	(48,874)
Interest expense	(12,831)	(13,465)	(12,848)	(38,850)	(39,732)
Amortization of deferred financing costs	(828)	(882)	(829)	(2,469)	(2,651)
General and administrative	(4,761)	(4,406)	(5,959)	(16,168)	(13,464)
Investment and development	(2,006)	(1,332)	(1,933)	(5,512)	(4,500)
Gains on sales of real estate assets, net	5,061	2,114	62,716	71,506	10,525
Equity in income of unconsolidated real estate entities	402	527	310	1,216	1,251
Other income (expense)	(262)	898	(261)	(784)	2,592
Minority interest of common unitholders	(91)	(80)	(903)	(1,072)	(344)

Income from continuing operations	9,947	7,019	63,397	80,234	22,542
Income from discontinued operations	1,102	28,782	540	19,223	32,044

Net income	$11,049	$35,801	$63,937	$99,457	$54,586

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three Months Ended			Q3 ‘07	Q3 ‘07	Q3 ‘07
	September 30,	September 30,	June 30,	vs. Q3 ‘06	vs. Q2 ‘07	% Same
	2007	2006	2007	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$21,997	$21,247	$21,446	3.5%	2.6%
Dallas	11,393	10,801	10,933	5.5%	4.2%
Washington, D.C.	8,799	8,591	8,588	2.4%	2.5%
Tampa	7,395	7,019	7,342	5.4%	0.7%
Charlotte	4,909	4,659	4,797	5.4%	2.3%
New York	3,729	3,426	3,637	8.8%	2.5%
Houston	3,007	2,735	2,910	9.9%	3.3%
Orlando	1,033	995	1,052	3.8%	(1.8)%

Total rental and other revenues	62,262	59,473	60,705	4.7%	2.6%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,862	8,287	8,412	6.9%	5.3%
Dallas	4,980	5,022	4,779	(0.8)%	4.2%
Washington, D.C.	2,845	2,841	2,693	0.1%	5.6%
Tampa	3,116	2,690	2,968	15.8%	5.0%
Charlotte	1,597	1,538	1,585	3.8%	0.8%
New York	966	874	947	10.5%	2.0%
Houston	1,309	1,328	1,335	(1.4)%	(1.9)%
Orlando	421	405	571	4.0%	(26.3)%

Total	24,096	22,985	23,290	4.8%	3.5%

Net operating income
Atlanta	13,135	12,960	13,034	1.4%	0.8%	34.4%
Dallas	6,413	5,779	6,154	11.0%	4.2%	16.8%
Washington, D.C.	5,954	5,750	5,895	3.5%	1.0%	15.6%
Tampa	4,279	4,329	4,374	(1.2)%	(2.2)%	11.2%
Charlotte	3,312	3,121	3,212	6.1%	3.1%	8.7%
New York	2,763	2,552	2,690	8.3%	2.7%	7.2%
Houston	1,698	1,407	1,575	20.7%	7.8%	4.4%
Orlando	612	590	481	3.7%	27.2%	1.6%

Total same store NOI	$38,166	$36,488	$37,415	4.6%	2.0%	100.0%

Table 3 con’t
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Nine months ended
	September 30,	September 30,
	2007	2006	% Change
Rental and other revenues
Atlanta	$64,604	$62,066	4.1%
Dallas	33,053	31,812	3.9%
Washington, D.C.	25,880	25,078	3.2%
Tampa	22,063	20,732	6.4%
Charlotte	14,366	13,577	5.8%
New York	10,888	10,000	8.9%
Houston	8,745	8,100	8.0%
Orlando	3,118	2,973	4.9%

Total rental and other revenues	182,717	174,338	4.8%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	25,288	23,711	6.7%
Dallas	14,338	14,424	(0.6)%
Washington, D.C.	8,259	8,414	(1.8)%
Tampa	9,013	7,745	16.4%
Charlotte	4,811	4,613	4.3%
New York	3,011	2,891	4.2%
Houston	3,929	3,927	0.1%
Orlando	1,433	1,203	19.1%

Total	70,082	66,928	4.7%

Net operating income
Atlanta	39,316	38,355	2.5%
Dallas	18,715	17,388	7.6%
Washington, D.C.	17,621	16,664	5.7%
Tampa	13,050	12,987	0.5%
Charlotte	9,555	8,964	6.6%
New York	7,877	7,109	10.8%
Houston	4,816	4,173	15.4%
Orlando	1,685	1,770	(4.8)%

Total same store NOI	$112,635	$107,410	4.9%

Table 4
Computation of Debt Ratios
(In thousands)

	As of September 30,
	2007	2006
Total real estate assets per balance sheet	$2,140,680	$1,998,044
Plus:
Company share of real estate assets held in unconsolidated entities	73,515	42,442
Company share of accumulated depreciation — assets held in unconsolidated entities	4,747	3,601
Accumulated depreciation per balance sheet	555,440	530,090
Accumulated depreciation on assets held for sale	21,744	19,004

Total undepreciated real estate assets (A)	$2,796,126	$2,593,181

Total debt per balance sheet	$1,070,994	$1,024,440
Plus:
Company share of third party debt held in unconsolidated entities	47,647	23,449
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,550)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,118,641	$1,039,339

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A)	40.0%	40.1%

Total debt per balance sheet	$1,070,994	$1,024,440
Plus:
Company share of third party debt held in unconsolidated entities	47,647	23,449
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,550)

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,213,641	$1,134,339

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (C÷A)	43.4%	43.7%

Table 5
Reconciliation of Forecasted Net Income Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended
	December 31, 2007
	Low Range	High Range
Forecasted net income, per share	$0.12	$0.16
Forecasted real estate depreciation, per share	0.37	0.36
Forecasted gains in accordance with generally accepted accounting principles on condominium sales, net of provision for income taxes and minority interest, per share	(0.03)	(0.04)
Forecasted incremental gains on condominium sales included in funds from operations, net of provision for income taxes and minority interest, per share	—	0.01

Forecasted funds from operations, per share	$0.46	$0.49